As filed with the Securities and Exchange Commission on February 28, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Grocery Outlet Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	47-1874201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5650 Hollis Street
Emeryville, California 94608
(Address of Principal Executive Offices) (Zip Code)
Grocery Outlet Holding Corp. 2019 Incentive Plan
(Full title of the plan)
Luke D. Thompson
EVP, General Counsel and Secretary
Grocery Outlet Holding Corp.
5650 Hollis Street
Emeryville, California 94608
Telephone: (510) 845-1999
(Name and address and telephone number, including area code, of agent for service)

Copy to:
Michael S. Ben
Honigman LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
(313) 465-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the "Registration Statement") is being filed by Grocery Outlet Holding Corp. (the "Registrant") for the purpose of registering an additional 1,620,417 shares of common stock, par value $0.001 per share (the "Common Stock") issuable under the Grocery Outlet Holding Corp. 2019 Incentive Plan (the "2019 Incentive Plan"). The Common Stock being registered hereunder is in addition to the shares of Common Stock registered pursuant to the Registration Statements on Form S-8 that were filed with the U.S. Securities and Exchange Commission (the "Commission") on June 24, 2019, March 2, 2021 and March 2, 2022 (File Nos. 333-232318, 333-253801 and 333-263223, respectively) and are effective (collectively, the "Prior Registration Statements"). The additional 1,620,417 shares of Common Stock are issuable pursuant to the automatic annual increase provision of the 2019 Incentive Plan as of January 1, 2023 and December 31, 2023.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2019 Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference in this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:
(a)    The Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed on February 28, 2024;
(b)    The Registrant's Current Reports on Form 8-K filed on January 25, 2024 (only with respect to Item 5.02) and February 15, 2024 (only with respect to Item 1.01);
(c)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above;
(d)    The Registrant's Registration Statement on Form 8-A (File No. 001-38950) filed on June 20, 2019, relating to the Registrant's Common Stock, including Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 1, 2023, and as further amended by any subsequent amendments and reports filed for the purpose of updating such description.
In addition, all reports and documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant's Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and made to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's Restated Certificate of Incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
The Registrant's Amended and Restated Bylaws provide that it must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL.
Further, the Registrant has or will enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in its Amended and Restated Bylaws or the DGCL. Such agreements may require the Registrant, among other things, to advance expenses and otherwise indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Registrant's Restated Certificate of Incorporation, the Registrant's Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the board of directors pursuant to the applicable procedure outlined in the Amended and Restated Bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1
Restated Certificate of Incorporation of Grocery Outlet Holding Corp. (incorporated by reference to Exhibit 3.1 filed with the Registrant's Current Report on Form 8-K (File No. 001-38950) filed with the Securities and Exchange Commission on June 10, 2022)

4.2
Amended and Restated Bylaws of Grocery Outlet Holding Corp. (incorporated by reference to Exhibit 3.1 filed with the Registrant's Current Report on Form 8-K (File No. 001-38950) filed with the Securities and Exchange Commission on April 8, 2022)

4.3
Amended and Restated Stockholders Agreement by and among Grocery Outlet Holding Corp. and the other parties named therein (incorporated by reference to Exhibit 4.2 filed with the Registrant's Annual Report on Form 10-K (File No. 001-38950) filed with the Securities and Exchange Commission on March 25, 2020)

4.4
Grocery Outlet Holding Corp 2019 Incentive Plan (incorporated by reference to Exhibit 10.18 filed with the Registrant's Registration Statement on Form S-1/A (File No. 333-231428) filed with the Securities and Exchange Commission on June 10, 2019)

5.1*	Opinion of Honigman LLP

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2*	Consent of Honigman LLP (included as part of Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

107*	Filing Fee Table
_______________________

*	Filed herewith.

Item 9.    Undertakings.
(a)    The Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on February 28, 2024.

Grocery Outlet Holding Corp.

By:	/s/ Robert J. Sheedy, Jr.
	Name:	Robert J. Sheedy, Jr.
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
The undersigned directors and officers of Grocery Outlet Holding Corp. hereby constitute and appoint Robert J. Sheedy, Jr., Lindsay E. Gray and Luke D. Thompson and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post effective amendments to the Registration Statement which relates to the registration and issuance of the Common Stock pursuant to the 2019 Incentive Plan and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.
Pursuant to the requirements of the Securities Act, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Sheedy, Jr.	President and Chief Executive Officer; Director (Principal Executive Officer)	February 28, 2024
Robert J. Sheedy, Jr.

/s/ Charles C. Bracher	Chief Financial Officer (Principal Financial Officer)	February 28, 2024
Charles C. Bracher

/s/ Lindsay E. Gray	Senior Vice President, Accounting (Principal Accounting Officer)	February 28, 2024
Lindsay E. Gray

/s/ Eric J. Lindberg, Jr.	Director, Chairman of the Board	February 28, 2024
Eric J. Lindberg, Jr.

/s/ Erik D. Ragatz	Lead Independent Director	February 28, 2024
Erik D. Ragatz

/s/ Kenneth W. Alterman	Director	February 28, 2024
Kenneth W. Alterman

/s/ John E. Bachman	Director	February 28, 2024
John E. Bachman

/s/ Mary Kay Haben	Director	February 28, 2024
Mary Kay Haben

/s/ Thomas F. Herman	Director	February 28, 2024
Thomas F. Herman

/s/ Carey F. Jaros	Director	February 28, 2024
Carey F. Jaros

/s/ Gail Moody-Byrd	Director	February 28, 2024
Gail Moody-Byrd

/s/ Jeffrey R. York	Director	February 28, 2024
Jeffrey R. York